COLONIAL HIGH YIELD SECURITIES FUND, VARIABLE SERIES
                   COLONIAL MANAGEMENT SUB-ADVISORY AGREEMENT

      AGREEMENT dated 1998 among LIBERTY VARIABLE INVESTMENT TRUST, a Massachusetts business trust (the "Trust"), with respect to COLONIAL HIGH YIELD SECURITIES FUND, VARIABLE SERIES (the "Fund"), LIBERTY ADVISORY SERVICES CORP., a Massachusetts corporation ("Adviser"), and COLONIAL MANAGEMENT ASSOCIATES, INC., a Massachusetts corporation (the "Sub-Adviser").

      In consideration of the promises and covenants herein, the parties agree as follows:

      1. The Sub-Adviser will manage the investment of the assets of the Fund in accordance with its investment objective, policies and limitations set forth in the Trust's prospectus and statement of additional information, as amended from time to time, and will perform the other services herein set forth, subject to the supervision of the Adviser and the Board of Trustees of the Trust.

      2. In carrying out its investment management obligations, the Sub-Adviser shall:

                  (a) evaluate such economic, statistical and financial
            information and undertake such investment research as it shall believe advisable;

                  (b) purchase and sell securities and other investments for the
            Fund in accordance with the procedures described in the Trust's prospectus and statement of additional information; and

                  (c) report results to the Adviser and to the Board of
            Trustees.

      3. The Sub-Adviser may delegate its investment responsibilities under paragraph 2(b) with respect to the Fund to one or more persons or companies registered as investment advisers under the Investment Adviser's Act of 1940, as amended, or qualifying as a "bank" within the meaning of such Act and thereby exempted from the requirement to be so registered ("Second-Tier Sub-Advisers"), pursuant to an agreement among the Trust, such Fund, the Adviser, the Sub-Adviser and such Second-Tier Sub-Adviser ("Second-Tier Sub-Advisory Agreement"). Each Second-Tier Sub-Advisory Agreement may provide that the Second-Tier Sub-Adviser, subject to the control and supervision of the Trustees, the Adviser and the Sub-Adviser, shall have full investment discretion for the Fund and the Fund's assets or any portion thereof specified by the Sub-Adviser. Any selection of duties pursuant to this paragraph shall comply with any applicable provisions of Section 15 of the Investment Company Act of 1940, as amended ("the "1940 Act"), except to the extent permitted by any applicable exemptive order of the Securities and Exchange Commission or similar relief. The Sub-Adviser shall be solely responsible for paying the fees of each Second-Tier Sub-Adviser from the fees it collects as provided in paragraph 5 below.

      4. The Sub-Adviser shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

      5. The Advisor shall pay the Sub-Adviser a monthly fee at the annual rate of of the average daily net assets of the Fund for managing the investment of the assets of the Fund provided in paragraph 1 above. Such fee shall be paid in arrears on or before the 10th day of the next following calendar month.

      6. This Agreement shall become effective on the date first written above, an (a) unless otherwise terminated, shall continue until and from year to year thereafter so long as approved annually in accordance with the 1940 Act; (b) may be terminated without penalty on sixty days' written notice to the Sub-Adviser either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund; (c) shall automatically terminate in the even of its assignment; and (d) may be terminated without penalty by the Sub-Adviser on sixty day's written notice to the Trust.

      7.    This Agreement may be amended in accordance with the 1940 Act.

      8. For the purpose of the Agreement, the terms "vote of a majority of the outstanding shares," "affiliated person" and "assignment" shall have their respective meanings defined in the 1940 Act and exemptions and interpretations issued by the Securities and Exchange Commission under the 1940 Act.

      9. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, the Sub-Adviser shall not be subject to any liability to the Trust or the Fund, to any shareholder of the Trust or the Fund or to any person, firm or organization, for any act or omission in the course of or connection with rendering services hereunder.

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      10.   The Fund may use the name "Colonial," or any other name derived from the name "Colonial," only for so long as this Agreement or any extension, renewal, or amendment hereof remains in effect, including any similar agreement with any organization that shall have succeeded to the business of the Sub-Advisor. At such time as this Agreement or any extension, renewal or amendment hereof, or each such other similar successor organization agreement shall no longer be in effect, the Fund will cease to use any name derived from the name "Colonial," any name similar thereto, or any other name indicating that it is advised by or otherwise connected with the Sub-Adviser, or with any organization which shall have succeeded to the Sub-Adviser's business as an investment adviser.


      11. The Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust of the Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the assets of the Fund. The Sub-Adviser further agrees that it shall not seek satisfaction of any such obligation from the shareholders of the Fund, nor from the Trustees or any individual Trustee of the Trust.


                                     COLONIAL HIGH YIELD SECURITIES FUND,
                                     VARIABLE SERIES

                                     By:  LIBERTY VARIABLE INVESTMENT TRUST


                                     By:
                                         ----------------------------------
                                              Its



                                     COLONIAL MANAGEMENT ASSOCIATES, INC.


                                     By:
                                         ----------------------------------
                                              Its



                                     LIBERTY ADVISORY SERVICES CORP.


                                     By:
                                         ----------------------------------
                                              Its